Exhibit 10.87(a)

February 13, 2023

Jose Cil
Restaurant Brands International
The TDL Group Corp.

Dear Jose:

We refer to the Employment and Post-Employment Covenants Agreement dated as of January 23, 2019, between Restaurant Brands International Inc. (“RBI”) and you (the "RBI Employment Agreement") and the Employment and Post-Employment Covenants Agreement dated as of January 23, 2019, between The TDL Group Corp. (“TDL”) and you (the "TDL Employment Agreement"), which set out the terms relating to your employment with RBI and TDL, respectively.

In accordance with our recent discussions, the RBI Employment Agreement and the TDL Employment Agreement are hereby terminated, effective at 11:59pm on February 28, 2023. All provisions of the RBI Employment Agreement and the TDL Employment Agreement which are intended to survive termination thereof (including but not limited to the tax equalization and tax preparation obligations set forth in Sections 6(a) and 6(b) thereof regarding equalization for taxes assessed on exercises or settlements of employment-based equity compensation granted to you by RBI during the term of your employment with the Company or any of its Affiliates) shall, in fact, survive such termination.

For the avoidance of doubt, the Employment and Post-Employment Covenants Agreement dated as of January 23, 2019, between Burger King Company LLC (successor in interest to Burger King Corporation) (“BKC”) and you, as amended from time to time, including contemporaneously with this letter agreement, remains in effect, and your employment by BKC is not impacted by the termination of the RBI Employment Agreement and the TDL Employment Agreement. Additionally, you acknowledge that through your continued employment with BKC, you will receive the greater right or benefit of any entitlements that accrue under the RBI Employment Agreement and the TDL Employment Agreement due to the termination thereof.

Please sign a copy of this letter where indicated below to evidence your agreement hereto. If you should have any questions regarding this matter, please do not hesitate to contact me.

Sincerely, /s/ Jill Granat Jill Granat Secretary, Restaurant Brands International Inc. and The TDL Group Corp.	Agreed and Accepted, this 13th day of February, 2023 __/s/ Jose Cil_____________________ Jose Cil